Exhibit 10.4
AMENDMENT NUMBER TWELVE
TO THE
L3HARRIS RETIREMENT SAVINGS PLAN

WHEREAS, L3Harris Technologies, Inc., a Delaware corporation (“L3Harris”), heretofore has adopted and maintains the L3Harris Retirement Savings Plan, as amended and restated effective January 1, 2021 (the "Plan");

WHEREAS, pursuant to Section 17.1 of the Plan, the Employee Benefits Committee of L3Harris (the “Committee”) has the authority to amend the Plan;

WHEREAS, pursuant to Section 13.3 of the Plan, the Committee has delegated certain of such amendment authority to the head of global benefits of L3Harris (currently, the Senior Director, Global Benefits) (the “Head of Global Benefits”);

WHEREAS, L3Harris has entered into a Sale Agreement with NV5 Global, Inc. and NV5 Geospatial, Inc. (“Purchasers”) dated as of December 21, 2022 pursuant to which L3Harris and its subsidiaries are selling to Purchasers L3Harris’ geospatial business operated within the Space Systems sector of L3Harris’ Space and Airborne Systems segment, as conducted in part by its U.S. subsidiary, L3Harris Geospatial Solutions, Inc. (such agreement, as it may be amended from time to time, the “Sale Agreement”);

WHEREAS, as a result of such sale all “Continuing U.S. Employees” (for all purposes of this Amendment, as such term is defined in the Sale Agreement) will cease to participate in the Plan;

WHEREAS, the Sale Agreement provides that effective as of the “Closing Date” (for all purposes of this Amendment, as such term is defined in the Sale Agreement), each Continuing U.S. Employee shall become fully vested in his or her account balance in the Plan; and

WHEREAS, the Head of Global Benefits desires to amend the Plan to reflect the above-described term of the Sale Agreement.

NOW, THEREFORE, BE IT RESOLVED, that Schedule B of the Plan, Special Rules Applying to Divestiture Accounts and Divestiture Participants, is hereby amended, contingent upon the occurrence of the “Closing” (as such term is defined in the Sale Agreement) and effective as of the Closing Date, to add a new paragraph at the end thereof as follows:

15.    Divestiture of L3Harris Geospatial Solutions, Inc. and the Space Systems Geospatial Business

(a) In General. The Company has entered into a Sale Agreement with NV5 Global, Inc. and NV5 Geospatial, Inc. dated as of December 21, 2022 pursuant to which the Company and its subsidiaries are selling the Company’s geospatial business operated within the Space Systems sector of the Company’s Space and Airborne Systems segment, as conducted in part by its U.S. subsidiary, L3Harris Geospatial Solutions, Inc. (such

Exhibit 10.4
agreement, as it may be amended from time to time, the “Geospatial Solutions Sale Agreement”).
(b) Vesting. Notwithstanding any other provision in the Plan, effective as of the “Closing Date” (as such term is defined in the Geospatial Solutions Sale Agreement), the “Continuing U.S. Employees” (as such term is defined in the Geospatial Solutions Sale Agreement) shall be 100% vested in their Accounts under the Plan.
APPROVED by the HEAD OF GLOBAL BENEFITS on this 1st day of March, 2023.

                            /s/ Allison Oncel
Allison Oncel
Senior Director, Global Benefits